Exhibit 99.1

FORESIGHT ENERGY WITHDRAWS PERSONNEL FROM DEER RUN MINE

ST. LOUIS, Missouri — (PR NEWSWIRE) — December 2, 2015 — Foresight Energy LP (NYSE: FELP) (“Foresight”) reported today that on November 25, 2015 it withdrew underground mining personnel from its Deer Run Mine due to elevated carbon monoxide readings.  Mine personnel are attempting to suppress the event that has resulted in the elevated carbon monoxide readings by injecting nitrogen and foam from the surface. Once the elevated carbon monoxide readings are reduced and stabilized, Foresight will work with the regulatory agencies to develop a plan to reenter the mine and continue with its efforts to extract the longwall equipment from the current longwall panel and to seal the district.   If mine personnel are unable to reenter the mine for a prolonged period, the Partnership’s ability to satisfy sales commitments could be negatively impacted.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “intend,” “will,” “if” and “expect” and can be impacted by numerous factors, including risks relating to the securities markets generally, the impact of adverse market conditions affecting business of Foresight, adverse changes in laws including with respect to tax and regulatory matters and other risks. There can be no assurance that actual results will not differ from those expected by management of Foresight. Foresight undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which it becomes aware of, after the date hereof.

About Foresight Energy LP

Foresight is a leading coal producer in the Illinois basin region of the United States with control of over three billion tons of coal reserves currently supporting four mining complexes. Foresight’s logistics give each of its mining complexes multiple modes of transportation to reach the end-users for its coal, including rail, barge and truck. Foresight serves both the domestic and international markets.

Contact

Gary M. Broadbent

Assistant General Counsel and Media Director

(740) 338-3100

media@coalsource.com